Exhibit 99.1

For Immediate Release

Lightwave Logic Announces Completion of Private Placement

Supports key initiatives toward commercialization of “Next generation Electro-Optic Material Platform”

NEWARK, Del., June 25, 2009 - Lightwave Logic, Inc. (OTC Bulletin Board: LWLG) a technology company focused on the development of electro-optic polymer materials for applications in high speed fiber-optic telecommunications and optical computing, announced today that it has completed its most recent capital raise. Gross proceeds from the private common stock offering totaled $855,000. No commissions or fees were paid in connection with the offering.

“We were pleased to complete this offering, which enables us to move forward with a number of initiatives over the coming quarters,” said Jim Marcelli, chief executive officer of Lightware Logic.  “We remain on target to complete the prototype phase modulator—our next generation Electro-Optic Material Platform—in the third quarter of this year.  At the same time, scientists at major universities continue critical independent performance testing and material characterization of the platform.  Finally, we expect to build functional prototypes of 40 Gb/s and 100 Gb/s modulators during the first half of 2010.

“These initiatives and timetables reflect a focused strategy to commercialize our platform with the requisite optical and thermal stability for the electro-optical materials market, which is expected to exceed $10 billion in 2010,” said Mr. Marcelli.

Earlier this month, the company announced that it had begun building the initial prototype of a phase modulator for its “Next-Generation Electro-Optic Material Platform.”  The platform will support new applications over the next several years for the military, aerospace, fiber optic telecommunications and optical computing market segments. Some of the exciting applications include high speed, long reach communication modulators, image recognition, speech recognition and supercomputers.

About Light wave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control.

For more information contact:

Jim Marcelli, CEO

302-356-2717

jmarcelli@lightwavelogic.com